EXHIBIT 99.1

OncoGenex Provides Update on Two-Year Survival Data from Ongoing Phase 1/2 Clinical Trial of OGX-011 in Non-Small Cell Lung Cancer

BOTHELL, WA, and VANCOUVER, Feb. 4/PR Newswire-First Call/ -- OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI - News) today announced the two-year survival rate from a Phase 1/2 clinical trial of OGX-011 in combination with first-line chemotherapy for the treatment of advanced non-small cell lung cancer (NSCLC). At two years, 30% of patients who had received OGX-011 with first-line chemotherapy were alive. OncoGenex has previously reported a mature median survival of 14.1 months and a one-year survival rate of 54%.

For comparison, published studies using a platinum-based regimen plus gemcitabine as first-line chemotherapy for advanced NSCLC reported median survivals of 8 to 11 months and one-year survival rates of 33% to 43%. Market approval for Avastin plus paclitaxel and carboplatin chemotherapy for NSCLC was based on results showing a median survival of 12.3 months compared to 10.3 months for patients treated with chemotherapy alone. Survival rates for Avastin plus chemotherapy versus chemotherapy alone were reported as 51% versus 44% at one year and 23% versus 15% at two years, respectively.

“The two-year survival rate of 30% in our Phase 1/2 NSCLC study compares favorably to the survival reported for Avastin plus paclitaxel and carboplatin chemotherapy,” said Scott Cormack, president and CEO of OncoGenex. “These data remain consistent with our Phase 2 data in prostate cancer suggesting that OGX-011 when added to chemotherapy may improve survival by blocking the production of clusterin, the protein associated with treatment resistance in various cancers.”

Non-Small Cell Lung Cancer Phase 1/2 Study Design with Updated Results as of January 23, 2009

This single-arm, open-label study enrolled 81 patients with Stage IIIB (18 percent) or Stage IV (82 percent) NSCLC who were treated with OGX-011 in combination with a standard first-line NSCLC chemotherapy regimen that included a platinum-based regimen plus gemcitabine. 51% of patients had adenocarcinoma, 16% had squamous cell carcinoma and 33% of patients had undifferentiated or unspecified non-small cell lung cancer. The primary objectives of the study were designed to estimate objective response rates of OGX-011 in combination with a gemcitabine/platinum-based regimen, establish the recommended dose of OGX-011, and determine the safety and tolerability. Secondary objectives were aimed to estimate the progression-free survival, overall survival, the pharmacokinetic profile of OGX-011, and the effect of OGX-011 on serum clusterin levels.

Median Follow-up	33 months
Number of Patients Alive (follow up ongoing)	16/81 (20%)
Median Overall Survival	14.1 months (0.13-45.9)
Number of Pts Surviving
Greater than or equal to 12 months	54% (43%-64%: 95% CI)
Greater than or equal to 18 months(1)	39% (28%-49%: 95% CI)
Greater than or equal to 2 years(1)	30% (21%-40%: 95% CI)

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(1)	Kaplan-Meier Estimates

69% of patients experienced disease control (complete response =1%, partial response =30%, stable disease =38%), 26% experienced disease progression, and response was not assessable in 5%. Median progression-free survival was 4.6 months (0.06 - 17.7 months). Investigators concluded that the treatment with OGX-011 was generally well tolerated, and toxicities were consistent with the adverse event profile for gemcitabine in combination with a platinum-based regimen in this population.

Serum clusterin analysis for this NSCLC study showed that OGX-011 treatment significantly decreased the mean average serum clusterin levels during treatment when compared to baseline levels (p (less than) 0.0001) and that achieving low average serum clusterin levels during treatment correlated with improved survival (p=0.012).

About OGX-011

OGX-011 is designed to inhibit the production of clusterin, a protein that is associated with cancer treatment resistance and is currently being evaluated in Phase 2 clinical studies in prostate, lung and breast cancer. Recently, OncoGenex Pharmaceuticals announced that OGX-011 showed an overall survival advantage in a randomized, controlled Phase 2 Study in first-line treatment of metastatic castrate resistant prostate cancer, in which the median survival for patients receiving OGX-011 in combination with docetaxel and prednisone was 27.5 months, compared to 16.9 months in patients receiving docetaxel and prednisone alone. At the 2008 Annual Meeting of the American Society of Clinical Oncology meeting, OncoGenex reported OGX-011 Phase 2 data in second-line treatment of metastatic castrate resistant prostate cancer showing better than expected survival results in combination with chemotherapy, reduction in levels of clusterin, durable reductions in pain, and a decline in PSA, a protein that is often elevated in patients with prostate cancer.

Based on clinical results to date, OncoGenex intends to conduct Phase 3 registration studies with OGX-011 in metastatic castrate resistant prostate cancer, subject to the receipt of additional funding. The U.S. Food & Drug Administration (FDA) has agreed on the design of one Phase 3 registration trial in combination with second-line chemotherapy investigating overall survival as the primary endpoint via the Special Protocol Assessment (SPA) process. In addition, the FDA has confirmed that durable pain palliation is an acceptable primary endpoint for a registration trial in metastatic castrate resistant prostate cancer. OncoGenex intends to obtain an agreement with FDA on the design of a second Phase 3 registration trial featuring pain palliation via the SPA process. OGX-011 has received Fast Track designation from the FDA for the treatment of progressive metastatic prostate cancer in combination with docetaxel.

OncoGenex holds an exclusive license for patents related to clusterin inhibition obtained from the University of British Columbia based on discoveries made by researchers at the Prostate Centre at Vancouver General Hospital. OGX-011 utilizes second generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to effectively target and inhibit production of clusterin protein in tumor cells. OncoGenex and Isis partnered in the successful discovery and initial development of OGX-011 and, in 2008, amended their agreement to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development costs and partnering decisions, subject to financial obligations to Isis.

About OncoGenex Pharmaceuticals

OncoGenex Pharmaceuticals is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate currently completing five Phase 2 clinical studies in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed enrollment in a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.oncogenex.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning the potential survival benefit of OGX-011, anticipated clinical development activities, timing of these activities, the ability of future trials to demonstrate clinical benefit and the potential for regulatory approvals. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the possibility that any benefit in patient survival will not be maintained or will become less substantial as patient survival follow up continues, risks that clinical trials will not be successful or confirm earlier clinical trial results, including the risk that the survival benefit will not be confirmed by a Phase 3 clinical trial, risks associated with obtaining funding from third parties or completing a financing necessary to support the costs and expenses of a Phase 3 clinical trial, the timing and costs of clinical trials and regulatory approvals will be different than management currently anticipates, risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2007 and its most recently filed Quarterly Report on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.